EXHIBIT 7.4

VOTING AGREEMENT

VOTING AGREEMENT, dated as of February 13, 2008 (this “Agreement”), among Cedar Shopping Centers, Inc., a Maryland corporation (“Cedar”), Inland American Real Estate Trust, Inc., a Maryland corporation (“Inland”) and Inland Investment Advisors, Inc., Inland Real Estate Investment Corporation and The Inland Group, Inc. (collectively with Inland, the “Group”).

WHEREAS, as of the date hereof each entity in the Group beneficially owns (as that term is used in Section 13(d) of the Securities Exchange Act of 1934 and defined by the SEC in Rule 13d-3, “Beneficially Owns”) 4,334,638 shares of common stock, par value $.06 per share, of Cedar (the “Common Stock”), representing approximately 9.8% of Cedar’s issued and outstanding Common Stock;

WHEREAS, each of the entities in the Group filed a Statement on Schedule 13D with the Securities and Exchange Commission on January 22, 2008;

WHEREAS, Inland has requested the Board of Directors of Cedar to waive the 9.9% ownership limit set forth in Cedar’s Articles of Incorporation, as amended (the “Articles of Incorporation”), and allow the Group to increase its ownership position to an amount not to exceed 14% of Cedar’s issued and outstanding Common Stock (the “Waiver”);

WHEREAS, as a condition to the willingness of Cedar’s Board of Directors to grant the Waiver, Cedar has required that the Group agree, and in order to induce the Board of Directors to allow the increase, the Group has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I.
VOTING OF COMMON STOCK

Section 1.1            Increase in Ownership.  Pursuant to subparagraph (k) of Article IV of the Articles of Incorporation and subject to the representations, undertakings and provisions contained herein, the Board of Directors of Cedar has authorized the Waiver and approved the right of the Group, and pursuant to this authorization and approval Cedar hereby grants to each of the entities in the Group the right, to acquire up to an additional 1,881,111 shares of Common Stock of Cedar (the “Additional Common Stock”); provided that after acquisition of the Additional Common Stock the Group will own not more than 14% of Cedar’s issued and outstanding Common Stock.  If at any time and from time to time after the date hereof, the Group sells, transfers or otherwise disposes of any shares of Common Stock previously acquired by it, then the Group may not reacquire any Common Stock above the greater of (i) its then existing ownership percentage of Cedar or (ii) the existing 9.9% ownership limit.

Section 1.2            Voting Agreement.  Until the Expiration Date (as hereinafter defined) and to the extent the Additional Common Stock is not otherwise voted by proxy granted pursuant to Section 1.3 of this Agreement, at every meeting of the holders of Common Stock called, and at every adjournment thereof, or in any other circumstances upon which the vote, consent or other approval of the holders of Common Stock is sought, each entity in the Group shall, and shall cause each of its respective Affiliates (as such term is defined in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended (the “Act”)) to, vote or cause the Additional Common Stock to be (a) voted in favor of any matters proposed by the Board of Directors and presented to Cedar’s stockholders; (b) voted for all nominees for directors that have been nominated by the Board of Directors of Cedar; (c) voted against any matters or nominees for directors not proposed by the Board of Directors and presented to Cedar’s stockholders; and (d) duly represented, in person or by proxy, at each meeting of stockholders of Cedar duly called by the Board of Directors of Cedar.

Section 1.3            Grant of Proxy with Respect to Additional Common Stock.  (a)  The Group hereby (to the fullest extent permitted by law) appoints Leo S. Ullman, Brenda Walker and Stuart Widowski, and each of them, as the Group’s sole and exclusive attorneys-in-fact and proxies, with full power of substitution and re-substitution, to vote the Additional Common Stock and to exercise all voting, consent and similar rights of the Group with respect to the Additional Common Stock (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of the holders of Common Stock and in every written consent in lieu of such meeting as provided herein.  This proxy shall be valid until the Expiration Date.

(b)           Upon the Group’s execution of this Agreement, any and all prior proxies given by the Group with respect to the Additional Common Stock are hereby revoked.

(c)           The Group hereby affirms that the proxy set forth in this Section 1.3 is irrevocable (to the fullest extent permitted by law) until the Expiration Date (in which event the proxy set forth herein shall terminate and be of no further force or effect), is coupled with an interest and is granted for the consideration provided herein.  The Group hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable by person’s to the fullest extent permitted by the Maryland General Corporation Law.

Section 1.4            Restrictions on Certain Actions.  If, and only if, the Cedar Board of Directors has granted or grants the Waiver, then from the effective date of the Waiver until the Expiration Date, the Group, without the prior consent of Cedar’s Board of Directors (specifically expressed in a resolution adopted by a majority of the directors of Cedar), will not, nor will it permit any Affiliate to:

(a)           Acquire (other than through stock splits or stock dividends), directly or indirectly or in conjunction with or through any other person or entity, by purchase or otherwise, Beneficial Ownership of any additional shares of Common Stock or any other securities of Cedar entitled to vote generally for the election of directors (“Voting Securities”), if such acquisition would cause the Group and its Affiliates, directly or indirectly, to Beneficially Own more than 14% of all

Voting Securities outstanding.  Notwithstanding the provisions of the preceding sentence, if the number of outstanding Voting Securities is reduced for any reason, whether by repurchases by Cedar or otherwise, the Group will not be required to dispose of any of its holdings of Voting Securities even if such reduction in outstanding shares would result in the Group’s Beneficial Ownership exceeding 14% of the outstanding Voting Securities;

(b)           Directly or indirectly or through any other person or entity, solicit proxies with respect to Voting Securities under any circumstance; or become a “participant” in any “election contest” relating to the election of directors of Cedar (as such terms are used in Rule 14a-11 of Regulation 14A under the Act);

(c)           Deposit any Voting Securities in a voting trust, or subject any Voting Securities to a voting or similar agreement;

(d)           Directly or indirectly or through or in conjunction with any other person or entity, engage in a tender or exchange offer for Cedar’s Voting Securities made by any other person or entity without the prior approval of Cedar, or engage in any proxy solicitation or any other activity with any other person or entity relating to Cedar without the prior approval of Cedar; or

(e)           Become a member of a Section 13(d) group that is seeking to obtain or take control of the Company.

Article II.
REPRESENTATIONS AND WARRANTIES

Section 2.1            Representations and Warranties of the Group.  The Group hereby represents and warrants to Cedar as follows:

(a)           Due Organization, Authorization, etc.  The Group has all requisite legal capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Group.  This Agreement has been duly executed and delivered by or on behalf of the Group and constitutes a legal, valid and binding obligation of the Group, enforceable against the Group in accordance with its terms.

(b)           No Conflicts, Required Filings and Consents.

(i)            The execution and delivery of this Agreement by the Group does not, and the performance of this Agreement by the Group will not, (i) conflict with or violate any judgment, order, decree, statute or law applicable to the Group or by which the Group or any of the Group’s assets or properties is bound or affected or (ii) violate or conflict with any agreement or other instrument to which the Group is a party or by which any of its assets or properties is bound.

(ii)           The execution and delivery of this Agreement by the Group does not, and the performance of this Agreement by the Group will not, require any consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any governmental authority, except for the filing of an amendment to its Schedule 13D.

(iii)          Except for this Agreement and any agreements that have been filed with the U.S. Securities and Exchange Commission, there are no voting trusts or other agreements or understandings, including, without limitation, any proxies, in effect governing the voting of the Common Stock owned by the Group.

(c)           Title to Common Stock.  Each of the entities in the Group is the Beneficial Owner of the Common Stock of Cedar as set forth herein and holds the voting rights disclosed on its Schedule 13D with respect thereto.  Other than as set forth in Article 1 hereof, the Group does not Beneficially Own any other Common Stock.  To the best of the knowledge of the Group, no other person has any voting rights with respect to the Common Stock owned by the Group.  In addition, to the best of the knowledge of the Group the Common Stock held by the Group is free and clear of any liens and encumbrances.

(d)           Tax Representations.  (Capitalized terms used in this subsection (d) but not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Articles of Incorporation.)

(i)            No “individual” who Beneficially Owns for Tax Purposes any of the outstanding Common Stock of Cedar held by the Group does or will Beneficially Own for Tax Purposes in the aggregate, including by reason of a direct or indirect ownership interest in the Group (or any member thereof), a direct or indirect ownership interest in any entity to which the Group provides investment advice, or otherwise, more than 9.9% of the value of the outstanding Common Stock of Cedar.

(ii)           Neither the Group nor any person on behalf of whom the Group owns Common Stock will actually own or Constructively Own an interest in a tenant of Cedar (or a tenant of an entity owned or controlled by Cedar) that would cause Cedar to Constructively Own in the aggregate more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”)) in such tenant.

(iii)          The Group will perform a periodic review to ascertain that the representations contained in this Agreement remain accurate.

(iv)          For purposes of these tax representations, “individual” has the same meaning provided in Section 542(a)(2) of the Code, “Beneficially Owns for Tax Purposes” means direct, indirect, or constructive ownership through the application of Section 544 of the Code, as modified by Section 856(h)(1) of the Code, and “Constructively Own” means direct, indirect, or constructive ownership through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code.

(v)           Each member of the Group agrees that any violation or attempted violation of the representations set forth in this subsection (d) will result in all or a portion of the shares of Common Stock of Cedar owned by the Group, on its own behalf, on behalf of the entities to which it provides investment advice, and on behalf of its clients and customers, being automatically transferred to a Charitable Trust in accordance with Section B (4)(c)(i) of Article IV of the Articles of Incorporation.

(vi)          The Group expressly permits Cedar and Stroock & Stroock & Lavan LLP, as counsel to Cedar, to rely on the representations set forth in this subsection (d) as if the Group made such representations directly to both Cedar and Stroock & Stroock & Lavan LLP.

(vii)         The Group agrees and acknowledges that the continued truth and accuracy of the representations set forth in this subsection (d) is a condition precedent to the validity and effectiveness of the waiver granted herein and that the Group will, upon request by Cedar, promptly deliver written confirmation of such representations.

Section 2.2            Representations and Warranties of Cedar.  Cedar hereby represents and warrants to each entity in the Group as follows:

(a)           Due Organization, Authorization, etc.  Cedar has all requisite legal capacity, power and authority to execute and delivery this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Cedar, including without limitation the due authorization and granting by the Cedar Board of Directors of the Waiver and the right of the Group to acquire the Additional Common Stock, subject to the proviso that after acquisition of the Additional Common Stock the Group will own not more than 14% of Cedar’s issued and outstanding Common Stock.  This Agreement has been duly executed and delivered by or on behalf of Cedar and constitutes a legal, valid and binding obligation of Cedar, enforceable against Cedar in accordance with its terms.

(b)           No Conflicts, Required Filings and Consents.

(i)            The execution and delivery of this Agreement by Cedar does not, and the performance of this Agreement by Cedar will not, (i) conflict with or violate any judgment, order, decree, statute or law applicable to Cedar or by which Cedar or any of Cedar’s assets or properties is bound or affected or (ii) violate or conflict with any agreement or other instrument to which Cedar is a party or by which any of its assets or properties is bound.

(ii)           The execution and delivery of this Agreement by Cedar does not, and the performance of this Agreement by Cedar will not, require any consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any governmental authority.

Article III.
MISCELLANEOUS

Section 3.1            Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 3.2            Notices.  Any notice or other communication required or permitted hereunder shall be in writing (including facsimile transmission) and shall be given,

(i)                                     if to Cedar to:

Cedar Shopping Centers, Inc.
44 South Bayles Avenue
Port Washington, NY  11050
Attention:  Leo S. Ullman
Fax:  (516) 767-6497

with a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY  10038
Attention:  Martin H. Neidell
Fax:  (212) 806-7836

(ii)                                  if to the Group or Inland to:

Inland Investment Advisors, Inc.
2901 Butterfield Road
Oak Brook, IL  60523
Attention:  Roberta Matlin
Fax:  (630)-218-4955

with a copy to:

Shefsky and Froelich Ltd.
111 East Wacker Drive, Suite 2800
Chicago, IL  60601
Attention:  Michael Choate
Fax:  (312) 275-7554

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All notices and other communications hereunder shall be in writing and shall be deemed duly given upon due receipt if delivered personally, by facsimile, by a recognized next-day courier service or by registered or certified mail, return receipt requested, postage prepaid.

Section 3.3            Termination.  Unless terminated earlier upon the written agreement of Cedar and the Group, this Agreement and the proxies provided herein shall terminate (the “Expiration Date”) and be of no further force and effect, automatically and without any required action of the parties hereto, upon the earlier to occur of (i) the sale or other disposition by the Group of all the Additional Common Stock, (ii) ten years after the date hereof or (iii) any action by the Cedar Board of Directors to revoke the Waiver; provided that no such termination shall relieve any party of liability for a breach hereof prior to termination, including without limitation an action that constitutes a breach of this Agreement by Cedar under Section 3.4 below and thereby causes a termination under clause (iii) of this Section 3.3.  Notwithstanding the foregoing, Section 3.1 and Section 2.1(d) hereof shall survive the Expiration Date in accordance with their terms.

Section 3.4            No Inconsistent Actions by the Group or Cedar.  Prior to the Expiration Date, (a) the Group shall not revoke or rescind, or purport to revoke or rescind, the proxies granted hereby and (b) Cedar shall not revoke or rescind, or purport to revoke or rescind, the Waiver.  Any such revocation or rescission, or purported revocation or rescission, by the Group or Cedar, respectively, will be considered a breach of this Agreement (provided, however, that nothing in this Section 3.4 is intended to impact the effect of Section 1.1 on the Group’s ability to reacquire Common Stock).

Section 3.5            Amendment.  This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

Section 3.6            Governing Law.  This Agreement shall be governed by, and construed in accordance with, the General Corporation Law of the State of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 3.7            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 3.8            Entire Agreement; Assignment.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.  This Agreement shall not be assigned by the Group by operation of law or otherwise.

Section 3.9            Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 3.10         Specific Performance.  Without limiting or waiving any rights or remedies of any of the parties hereto, the parties hereto agree that irreparable damage would occur in the event any provisions of this Agreement were not performed by the parties in accordance with the terms hereof and that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any party and to seek specific performance of the obligations of the parties under this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 3.11         Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.  Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 3.11.

Section 3.12         Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.13         Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of negotiations among the parties.

Section 3.14         Counterparts.  For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

Cedar Shopping Centers, Inc.

By:	/s/ Leo S. Ullman
Name: Leo S. Ullman
Title: President

Inland American Real Estate Trust, Inc.

By:	/s/ Brenda Gail Gujral
Name: Brenda Gail Gujral
Title: President

Inland Investment Advisors, Inc.

By:	/s/ Roberta S. Matlin
Name: Robert S. Matlin
Title: President

Inland Real Estate Investment Corporation

By:	/s/ Robert D. Parks
Name: Robert D. Parks
Title: Chairman

The Inland Group, Inc.

By:	/s/ Daniel L. Goodwin
Name:
Title: